Exhibit 10.115
COMPUWARE CORPORATION
AMENDED AND RESTATED 2005 NON-EMPLOYEE DIRECTORS’
DEFERRED COMPENSATION PLAN
1. PURPOSES OF THE PLAN:
The purposes of the Compuware Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Plan”) are (a) to provide Directors of the Company with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, (b) to join the interests of directors with the interests of the shareholders of the Company, and (c) to facilitate attracting and retaining directors of exceptional ability.
2. DEFINITIONS:
The following terms shall have the meaning set forth in this Section 2 unless a different meaning is plainly required by the context.
2.1	“Beneficiary” means the person that the Participant designates in writing, on a form prescribed by the Company, to receive payments under the Plan after the Participant’s death. If there is no such designation or if the designated Beneficiary predeceases the Participant, the Beneficiary shall be his spouse, if any, and if none, his estate.

2.2	“Code” means the Internal Revenue Code of 1986, as amended.

2.3	“Committee” means the Compensation Committee of the Board of Directors or any other committee meeting the standards of Rule 16b-3 under the Exchange Act, or any similar successor rule, appointed or designated by the Board of Directors to perform any of the functions and duties of the Committee under this Plan, or, if so designated by the Board of Directors, the Board of Directors as a whole.

2.4	“Company” means Compuware Corporation, a Michigan corporation, or any successor of Compuware Corporation.

2.5	“Compensation” means a Participant’s fees, payable in cash, for services rendered by a Participant as a Director of the Company during a calendar year. Compensation shall not include any amounts paid by the Company to a Participant that are not strictly in consideration for personal services, such as expense reimbursements.

2.6	“Deferred Compensation Agreement” means a written agreement between a Participant and the Company in substantially the form set forth in Appendix A, whereby a Participant agrees to defer all or a portion of his or her Compensation in the form of Restricted Stock Units and the Company agrees to grant Restricted Stock Units under the LTIP with the terms set forth in the Restricted Stock Unit Award Agreement.

2.7	“Director” means an individual who is not an employee of Compuware Corporation and who is a member of the Board of Directors of Compuware Corporation.

2.8	“LTIP” means the Company’s 2007 Long Term Incentive Plan, as amended from time to time.

2.9	“Participant” means any Director who has entered into a written Deferred Compensation Agreement with the Company in accordance with the provisions of the Plan.

2.10	“Restricted Stock Unit” shall have the same meaning as defined in the LTIP.

2.11	“Restricted Stock Unit Award Agreement” means the form of Restricted Stock Unit Award Agreement (CPWR Director Deferred Plan Automatic Grant Version) attached hereto as Appendix B.
3. PARTICIPANT DEFERRAL AND DISTRIBUTION ELECTIONS:
3.1	Execution of Agreement: A Director who wishes to participate in the Plan must execute a Deferred Compensation Agreement either (a) for newly eligible Participants, within 30 days after first becoming eligible to participate in the Plan (to defer Compensation for the remainder of that calendar year and subsequent years), or (b) prior to January 1 of the first calendar year for which the Deferred Compensation Agreement is to be effective.

3.2	Deferral Election: Any Director may elect to have some or all of his or her Compensation deferred. All deferred Compensation shall be payable in the form of Restricted Stock Units. The number of Restricted Stock Units will be specified in the Restricted Stock Unit Award Agreement and shall be determined by dividing the amount of deferred Compensation that would otherwise have been payable on such date (but for such deferral election) by the closing price on the Nasdaq of the Common Stock on the day prior to the date such cash compensation becomes due from the Company but for such deferral election (or if the Common Stock was not traded on the Nasdaq on such day, then the closing price on the next preceding date on which the Common Stock was so traded).

3.3	Change of Deferral Election: An election to defer Compensation shall remain in effect for future calendar years unless changed in accordance with this Section. A Participant who wishes to change an election to defer Compensation may do so at any time by notifying the Committee in writing prior to January 1 of the year for which the change in election is to be effective and, if Compensation will continue to be deferred, executing a new Deferred Compensation Agreement containing the revised election.

3.4	Distributions Form and Timing: The timing and form of settlement of the Restricted Stock Units shall be governed by the associated Restricted Stock Unit Award Agreement.
4. ADMINISTRATION:
The Committee shall administer this Plan. Subject to the provisions of this Plan, the Committee is authorized to interpret this Plan, to promulgate, amend and rescind rules and regulations relating to this Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of this Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.
5. INDEMNIFICATION OF COMMITTEE MEMBERS:
In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with this Plan to the full extent provided for under the Company’s articles of incorporation or bylaws with respect to indemnification of directors of the Company; provided, however, that within 60 days after receipt of notice of institution of any such claim, action, suit or proceeding the Committee member shall offer the Company in writing the opportunity, at its own cost, to handle and defend such claim, action, suit or proceeding.
6. MISCELLANEOUS:
6.1	Assignability: A Participant’s rights and interests under the Plan may not be assigned or transferred except in the event of the Participant’s death.

6.2	Effective Date of Plan: This Plan shall be effective on the date the Board of Directors adopts this Plan.

6.3	Taxes: The Company shall deduct from all payments made under this Plan all applicable taxes required by law to be withheld.

6.4	Construction: The Plan shall be construed according to the laws of the State of Michigan notwithstanding conflict of law provisions.

6.5	Termination, Duration and Amendments to this Plan: This Plan shall continue in effect until abandoned or terminated by the Board of Directors by resolution approved in accordance with the bylaws of the Company. The termination of this Plan shall not affect the validity of any Restricted Stock Units that are outstanding on the date of termination. For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, without approval of the shareholders of the Company or any Participant, to amend or revise the terms of this Plan or any agreement under this Plan at any time; provided, however, that any such amendment shall be in writing.

6.6	Unsecured General Creditor: Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

6.7	Lawsuits, Jurisdiction, and Venue: Any lawsuit claiming entitlement to benefits under this Plan must be initiated no later than one year after the event(s) giving rise to the claim occurred. Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Wayne County, Michigan.

6.8	No Further Right to Continue as a Director: Nothing contained in this Plan, nor any action taken by the Committee under this Plan, shall confer upon any Participant any right to continue in office as a director of the Company.

6.9	Nature of Interest and Source of Payment: The Plan and the Deferred Compensation Agreement shall not constitute a trust or a funded arrangement of any sort and shall be merely for the purpose of recording an unsecured contractual obligation of the Company with respect to the Participant and/or any person claiming by or through him.

6.10	Headings: The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.

6.11	Severability: The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

6.12	Entire Agreement/Amendment: This document, the Restricted Stock Unit Award Agreement, the Deferred Compensation Agreement and the related election forms shall constitute the entire agreement between the parties, and no oral modifications or modifications not made in accordance without the written consent of the parties shall be effective.
     Adopted by the Board of Directors on November 6, 2008.

APPENDIX A
Compuware Corporation
Form of Director Deferred Compensation Agreement
     THIS AGREEMENT dated                     , is between COMPUWARE CORPORATION (the “Company”) and                      (the “Director”). The Company designates the Director as a Participant in the Company’s Amended and Restated 2005 Non-Employee Directors Deferred Compensation Plan (the “Plan”), which is incorporated into this Agreement.
The Company and the Director agree as follows:
     The Director irrevocably elects to defer receipt of $                     or                     % per year of his or her Compensation from the Company to be earned commencing January 1, 2009. A grant of Restricted Stock Units shall be made under the LTIP to the Director on the date such Compensation becomes due from the Company (but for this deferral election) in an amount determined in accordance with Section 3.2 of the Plan. The Restricted Stock Units shall be settled as provided in the related Restricted Stock Unit Award Agreement. Note: This election will apply to your Compensation earned during 2009 and in successive years unless you elect to change the deferral election as provided in the Plan.
     The Company believes, but does not guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. The Director has been advised to consult with his or her attorney or accountant familiar with the federal and state tax laws regarding the tax implications of this Deferred Compensation Agreement and the Plan.
     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day first written above.

COMPUWARE CORPORATION	DIRECTOR

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